Exhibit 99.1

MFA FINANCIAL, INC. 350 Park Avenue New York, New York 10022

PRESS RELEASE		FOR IMMEDIATE RELEASE

June 29, 2020		NEW YORK METRO

CONTACT:	InvestorRelations@mfafinancial.com	NYSE: MFA
212-207-6488
www.mfafinancial.com

MFA Financial, Inc. Closes Funding of

$500 million Capital Raise with Apollo and Athene and

$2.0 billion of Non-Mark-to-Market Facilities

-- MFA Also Announces Exit from Forbearance --

NEW YORK -- MFA Financial, Inc. (NYSE: MFA) (“MFA” or the “Company”) announced today that it has completed the funding of the previously-reported $500 million senior secured term loan with certain funds, accounts and/or clients managed by affiliates of Apollo Global Management, Inc. (“Apollo”) and affiliates of Athene Holding Ltd. (“Athene”).

MFA has also closed on the funding of the previously-reported non-mark-to-market, term borrowing facility with Barclays, Athene and Apollo, pursuant to which the lenders have provided financing in an aggregate amount of approximately $1.6 billion. Also, the Company closed on additional non-mark-to-market, term financing facilities with Athene, Apollo and Credit Suisse, totaling approximately $475 million of additional financing. These facilities are secured by certain mortgage loans and other assets of the Company.

In connection with the completion of the financing transactions discussed above, the Company has also satisfied all outstanding margin calls with the counterparties to its repurchase agreement financing arrangements and exited from the forbearance arrangements under the previously-reported Third Forbearance Agreement, which it had entered into on June 1, 2020. In connection with the exit from forbearance, the Company and its counterparties have executed a Reinstatement Agreement pursuant to which each counterparty agreed to permanently waive existing and prior events of default identified therein and to reinstate certain of the repurchase agreements (on such modified terms and conditions as agreed to by the parties). In addition, the counterparties terminated and released the related security interests granted to them by the Company during forbearance.

With the completion of the various financing transactions and its exit from forbearance, MFA has repositioned its balance sheet with more durable funding for its investment assets and significantly increased its liquidity. After giving effect to these transactions, as of June 26, 2020, approximately 67%, or $3.4 billion, of MFA’s debt financing (including securitization indebtedness) is comprised of longer-term, non-mark-to-market indebtedness, thereby reducing MFA’s reliance on shorter-term, mark-to-market repurchase financing arrangements. Together with the other actions that MFA has taken over the past several months to increase liquidity and reduce leverage, as of June 26, 2020, the Company had total cash balances of approximately $630 million and a debt to equity ratio of approximately 2.0:1.

Houlihan Lokey served as financial advisor to MFA. Barclays served as exclusive financial advisor to Apollo and Athene.

MFA Financial, Inc. is a real estate investment trust primarily engaged in the business of investing, on a leveraged basis, in residential mortgage assets, including residential whole loans and residential mortgage-backed securities.

Cautionary Language Regarding Forward-Looking Statements

When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “will,” “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “could,” “would,” “may,” or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Statements regarding the following subjects, among others, may be forward-looking: the Company’s ability to accurately estimate information related to its operations and financial condition as of June 26, 2020, including its cash balances and debt to equity ratio. These and other risks, uncertainties and factors, including those described in the annual, quarterly and current reports that MFA files with the SEC, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements are based on beliefs, assumptions and expectations of MFA’s future performance, taking into account all information currently available. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect MFA. Except as required by law, MFA is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.